Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

WillScot Mobile Mini Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(f)(1) and 457(c)	27,753,073(2)	N/A	$1,188,489,879.18(3)	0.00014760	$175,421.11
	Total Offering Amounts					$1,188,489,879.18		$175,421.11
	Net Fee Due							$175,421.11

(1)	This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.0001 per share, of the registrant (the “WillScot Mobile Mini Common Stock”) estimated to be issuable by the registrant in connection with the First-Step Merger and the other transactions described in the enclosed proxy statement/prospectus and the Agreement and Plan of Merger, dated as of January 28, 2024 (the “Merger Agreement”), by and among the registrant, Brunello Merger Sub I, Inc., a wholly owned subsidiary of the registrant, Brunello Merger Sub II, LLC, a wholly owned subsidiary of the registrant, and McGrath RentCorp (“McGrath”).

(2)	Represents the maximum number of shares of WillScot Mobile Mini Common Stock estimated to be issuable upon completion of the First-Step Merger based upon an estimate of the maximum number of shares of common stock of McGrath, no par value (“McGrath Common Stock”), presently outstanding or issuable or expected to be issued in connection with the First Step Merger, including shares of McGrath Common Stock underlying McGrath restricted stock awards and the maximum number of shares of McGrath Common Stock that may be issued by McGrath, which is equal to 9,837,678.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of McGrath Common Stock (the securities to be cancelled in the First-Step Merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $120.81, the average of the high and low prices per share of McGrath Common Stock on April 2, 2024, as quoted on the Nasdaq Capital Market and (b) 9,837,678, the estimated maximum number of shares of McGrath Common Stock that may be exchanged for the shares of WillScot Mobile Mini Common Stock being registered.